EXHIBIT 99.1


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FUSION             ANDREW LEWIN
CONTACT:           212-972-2000
                   ALEWIN@FUSIONTEL.COM

KCSA               JEFFREY GOLDBERGER       LEE ROTH
CONTACTS:          (212) 896-1249           (212) 896-1209
                   jgoldberger@kcsa.com     lroth@kcsa.com

                                                           FOR IMMEDIATE RELEASE

FUSION'S UNDERWRITERS EXERCISE OVER-ALLOTMENT OPTION

New York, NY, March 30, 2005 - Fusion (AMEX: FSN) announced today that the underwriters of the Company's recent stock offering have exercised the over-allotment option to purchase 480,000 additional shares of common stock and 540,000 warrants at the offer price of $6.45 per common share and $0.05 per warrant

As a result of the exercise of the option, the Company received additional net proceeds of approximately $2.9 million, resulting in total net proceeds from the offering of approximately $23.3 million. After giving effect to the sale of the over-allotment shares, a total of 4,080,000 shares of common stock and 4,140,000 warrants were sold in the offering.

Kirlin Securities, Inc. acted as the managing underwriter for this offering. Copies of the prospectus relating to this offering may be obtained from Mara Andkhoie at Kirlin Securities Inc. 6901 Jericho Turnpike, Syosset, New York 11791, telephone: (516) 393-2500 extension 183.

ABOUT FUSION:
Fusion is a provider of VoIP (Voice Over Internet Protocol) and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides


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a full suite of  communications  services to corporations,  postal telephone and telegraph companies, international carriers, government entities, Internet service providers and consumers in over 45 countries.


Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.